                                                               EXECUTION COPY
                                                                 EXHIBIT 4(a)(i)


================================================================================


                              AMENDED AND RESTATED

                                RIGHTS AGREEMENT

                          Dated as of January 14, 2000

                                     Between

                              THE PITTSTON COMPANY

                                       And

                                BANKBOSTON, N.A.

                                 As Rights Agent


================================================================================

                                Table of Contents

                                                                                                      Page
                                                                                                      ----
Section 1.      Certain Definitions............................................................          4
Section 2.      Appointment of Rights Agent....................................................         11
Section 3.      Issue of Right Certificates....................................................         11
Section 4.      Forms of Right Certificates....................................................         13
Section 5.      Execution, Countersignature and Registration...................................         13
Section 6.      Transfer, Split-up, Combination and Exchange of Right
                   Certificates; Mutilated, Destroyed, Lost or Stolen
                   Right Certificates..........................................................         14
Section 7.      Exercise of Rights; Expiration Date of Rights; Restriction
                   on Transfer of Rights.......................................................         14
Section 8.      Cancelation and Destruction of Right Certificates..............................         16
Section 9.      Reservation and Availability of Preferred Shares...............................         16
Section 10.     Preferred Shares Record Date...................................................         18
Section 11.     Adjustment of Number and Kind of Shares and the Purchase
                   Price.......................................................................         18
Section 12.     Certificate of Adjustment......................................................         24
Section 13.     Consolidation, Merger, Share Exchange or Sale or Transfer
                   of Major Part of Assets.....................................................         24
Section 14.     Additional Covenants...........................................................         28
Section 15.     Fractional Rights and Fractional Shares........................................         29
Section 16.     Rights of Action...............................................................         30
Section 17.     Transfer and Ownership of Rights and Right Certificate.........................         30
Section 18.     Right Certificate Holder Not Deemed a Shareholder..............................         31
Section 19.     Concerning the Rights Agent....................................................         31
Section 20.     Merger or Consolidation or Change of Rights Agent..............................         31
Section 21.     Duties of Rights Agent.........................................................         32
Section 22.     Change of Rights Agent.........................................................         34
Section 23.     Issuance of New Right Certificates.............................................         35
Section 24.     Redemption and Termination.....................................................         35
Section 25.     Notice of Certain Events.......................................................         36
Section 26.     Notices........................................................................         36
Section 27.     Supplements and Amendments.....................................................         37
Section 28.     Successors.....................................................................         38
Section 29.     Benefits of this Rights Agreement; Determinations and Actions
                   by the Board of Directors, etc..............................................         38
Section 30.     Severability...................................................................         39
Section 31.     Governing Law..................................................................         39
Section 32.     Counterparts...................................................................         39
Section 33.     Descriptive Headings...........................................................         39

Exhibits
---------
Exhibit A       Form of Right Certificate

         AMENDED AND RESTATED RIGHTS AGREEMENT dated as of January 14, 2000, between THE PITTSTON COMPANY, a Virginia corporation (the "Company"), and BANKBOSTON, N.A., as Rights Agent (the "Rights Agent").

                  On September 11, 1987 (the "Rights Dividend Declaration Date"), the Board of Directors of the Company adopted a shareholder rights plan governed by the terms of a rights agreement (as amended as of December 12, 1988, the "Original Agreement") and distributed one right (a "Common Right") for each share of common stock, par value $1.00 per share, of the Company (the "Common Stock") outstanding at the close of business on September 25, 1987 (the "Record Date"), and authorized the issuance of one Common Right for each share of Common Stock issued between the Record Date and the date hereof.

                  On May 7, 1993, the Board of Directors of the Company adopted amendments to the Original Agreement (as amended, the "Amended Agreement") and, contingent upon and simultaneously with the distribution of Pittston Minerals Group Common Stock ("Minerals Stock") to holders of the Common Stock on the close of business on July 26, 1993, pursuant to such amendments (i) authorized and declared a dividend distribution of one Pittston Minerals Group Right for each share of Minerals Stock and (ii) redesignated each Common Right as a Pittston Services Group Right (a "Services Right").

                  On September 15, 1995, the Board of Directors of the Company adopted amendments to the Amended Agreement and contingent upon and simultaneously with (i) the redesignation of Pittston Services Group Common Stock, par value $1.00 per share, of the Company ("Services Stock") as Brink's Stock (as defined herein) and (ii) the distribution of Pittston BAX Group Common Stock ("BAX Stock") to holders of Services Stock on the close of business on January 19, 1996, redesignated each Services Right as a Pittston Brink's Group Right (a "Right") and authorized and declared a distribution of one Pittston Burlington Group Right for each share of BAX Stock.

                  On December 4, 1999, the Board of Directors of the Company adopted amendments to the Amended Agreement (as amended, the "Rights Agreement") contingent upon and simultaneously with the exchange of Brink's Stock for each outstanding share of BAX Stock and Minerals Stock effective on January 14, 2000 (the "Effective Date").

                  Each Right initially represents the right to purchase one one-thousandth (1/1000th) of a Series A Preferred Share, each such Preferred Share having the powers, rights and preferences set forth in the Company's Restated Articles of Incorporation, upon the terms and subject to the conditions hereinafter set forth.

                  Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  Section 1. Certain Definitions. For purposes of this Rights Agreement, the following terms have the meanings indicated:

                  (a) "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the total Voting Rights of all the Common Shares then outstanding (provided however that such person shall be deemed to be an Acquiring Person only on the Close of Business on the tenth calendar day (or sooner if so determined by the Board) following such time as the Board learns that such Person's Beneficial Ownership exceeds 15% of the total Voting Rights of all the Common Shares then outstanding) but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan or (b) any such Person who has become and is such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or
(ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not cause such Beneficial Ownership to exceed 15% of the total Voting Rights of all the Common Shares then outstanding. Notwithstanding clause
(b)(ii) of the prior sentence, if any Person that is excluded from the definition of an Acquiring Person due to such clause (b)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares to 15% or less of the total Voting Rights of all the Common Shares then outstanding by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 15% of such total Voting Rights, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b)(ii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company."

                  (b) "Affiliate" and "Associate", when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of this Rights Agreement.

                  (c) "Affiliate Merger" shall have the meaning set forth in clause (i) of Section 11(e) of this Rights Agreement.

                  (d) A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own", any securities:

                  (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

                  (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights (other than Rights issuable under this Rights Agreement), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder; or (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding (written or oral) to vote such security (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                  (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (B) of subparagraph (ii) of this paragraph (d)) or disposing of any securities of the Company; provided, however, that, notwithstanding any provision of this Section 1(e), any Person engaged in business as an underwriter of securities who acquires any securities of the Company through such Person's participation in good faith in a firm commitment underwriting registered under the Securities Act shall not be deemed the "Beneficial Owner" of, or to "beneficially own", such securities until the expiration of 40 days after the date of acquisition.

                  (e) "Book Value" when used with reference to Common Shares issued by any Person shall mean the amount of equity of such Person applicable to each Common Share, determined (i) in accordance with generally accepted accounting principles in effect on the date as of which such Book Value is to be determined, (ii) using all the consolidated assets and all the consolidated liabilities of such Person on the date as of which such Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a Business Combination, and (iii) after giving effect to (A) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights), and the conversion of all securities convertible into such Common Shares, at an exercise or conversion price, per Common Share, which is less than such Book Value before giving effect to such exercise or conversion, (B) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (C) any other agreement, arrangement or understanding (written or oral), or transaction or other action prior to the date as of which such Book Value is to be determined which would have the effect of thereafter reducing such Book Value.

                  (f) "Brink's Stock" shall mean the Pittston Brink's Group Common Stock, par value $1.00 per share, of the Company.

                  (g) "Business Combination" shall have the meaning set forth in
Section 13(a) of this Rights Agreement.

                  (h) "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law or executive order to close.

                  (i) "Close of Business" on any given date shall mean 5 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day, "Close of Business" shall mean 5 p.m., New York City time, on the next succeeding Business Day.

                  (j) "Common Shares" when used with reference to the Company prior to a Business Combination shall mean shares of Brink's Stock or any other shares of capital stock of the Company into which Brink's Stock shall be reclassified or changed; provided, however, that "Common Shares" shall mean shares of Brink's Stock (or any other shares of capital stock into which Brink's Stock shall be reclassified or changed) whenever a determination of whether a Person shall have become the Beneficial Owner of, or shall have made a tender or exchange offer for, Common Shares representing a specified percentage of the total Voting Rights of all the Common Shares then outstanding is required to be made herein. "Common Shares" when used with reference to any Person (other than the Company prior to a Business Combination) shall mean shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which do not limit (as a fixed amount and not merely in proportional terms) the amount of dividends or income payable or distributable on such class or series or the amount of assets distributable on such class or series upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such class or series is subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed; provided, however, that if at any time there shall be more than one such class or series of capital stock or equity interests of such Person, "Common Shares" of such Person shall include all such classes and series substantially in the proportion of the total number of shares or other units of each such class or series outstanding at such time.

                  (k) "Common Stock" shall have the meaning set forth in the first introductory paragraph of this Rights Agreement.

                  (l) "Company" shall have the meaning set forth in the heading of this Rights Agreement; provided, however, that if there is a Business Combination, "Company" shall have the meaning set forth in Section 13(b) of this Rights Agreement.

                  (m) The term "control", with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

                  (n) "Disinterested Director" shall mean (i) any member of the Board of Directors of the Company who was a member of the Board of Directors of the Company prior to the Share Acquisition Date, and (ii) any member of the Board of Directors of the Company who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors at the time on the Board of Directors of the Company.

                  (o) "Distribution Date" shall have the meaning set forth in
Section 3(a) of this Rights Agreement.

                  (p) "Effective Date" shall have the meaning set forth in the fourth introductory paragraph of this Rights Agreement.

                  (q) "Equivalent Shares" shall mean any Preferred Shares and any other class or series of capital stock of the Company which is entitled to participate in dividends and other distributions, including distributions upon the liquidation, dissolution or winding up of the Company, on a proportional basis with Brink's Stock. In calculating the number of any class or series of Equivalent Shares for purposes of

Section 11 of this Rights Agreement, the number of shares, or fractions of a share, of such class or series of capital stock that is entitled to the same dividend or distribution as a whole share of Brink's Stock shall be deemed to be one share.

                  (r) "Exchange Act" shall mean the Securities Exchange Act of 1934, as in effect on the date in question, unless otherwise specifically provided in this Rights Agreement.

                  (s) "Expiration Date" shall have the meaning set forth in
Section 7(a) of this Rights Agreement.

                  (t) "Major Part" when used with reference to the assets of the Company and its Subsidiaries as of any date shall mean assets (i) having a fair market value aggregating 50% or more of the total fair market value of all the assets of the Company and its Subsidiaries (taken as a whole) as of the date in question, (ii) accounting for 50% or more of the total value (net of depreciation and amortization) of all the assets of the Company and its Subsidiaries (taken as a whole), as would be shown on a consolidated or combined balance sheet of the Company and its Subsidiaries as of the date in question, prepared in accordance with generally accepted accounting principles then in effect, or (iii) accounting for 50% or more of the total amount of net income of the Company and its Subsidiaries (taken as a whole), as would be shown on a consolidated or combined statement of income of the Company and its Subsidiaries for the period of 12 months ending on the last day of the Company's monthly accounting period next preceding the date in question, prepared in accordance with generally accepted accounting principles then in effect.

                  (u) "Market Value" when used with reference to Common Shares or Equivalent Shares on any date shall be deemed to be the average of the daily closing prices, per share, of such Common Shares or Equivalent Shares for the period which is the shorter of (1) 30 consecutive Trading Days immediately prior to the date in question or (2) the consecutive Trading Days beginning on the date of the first public announcement of the event requiring a determination of the Market Value and ending on the Trading Day immediately prior to the record date of such event; provided, however, that in the event that the Market Value of such Common Shares or Equivalent Shares is to be determined in whole or in part during a period following the announcement by the issuer of such Common Shares or Equivalent Shares of any dividend, distribution or other action of the type described in paragraph (a), (b), (c) or (d) of Section 11 of this Rights Agreement that would require an adjustment thereunder, then, and in each such case, the Market Value of such Common Shares or Equivalent Shares shall be appropriately adjusted to reflect the effect of such action on the market price of such Common Shares or Equivalent Shares. The closing price for each Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such Trading Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to a security listed or admitted to trading on a national securities exchange or, if such security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such Trading Day the applicable securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of such securities selected by the Board of Directors of the Company. If on any such Trading Day no market maker is making a market in such securities, the fair value of such securities on such Trading Day shall mean the fair value of such securities as determined in good faith by the Board of Directors of the Company (whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent, the holders of Rights and all other Persons).

                  (v) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (w) "Preferred Shares" shall mean the Series A Preferred Shares. Any reference in this Rights Agreement to Preferred Shares shall be deemed to include any authorized fraction of a Preferred Share, unless the context otherwise requires.

                  (x) "Principal Party" shall mean the Surviving Person in a Business Combination; provided, however, that if such Surviving Person is a direct or indirect Subsidiary of any other Person, "Principal Party" shall mean the Person which is the ultimate parent of such Surviving Person and which is not itself a Subsidiary of another Person. In the event ultimate control of such Surviving Person is shared by two or more Persons, "Principal Party" shall mean that Person that is immediately controlled by such two or more Persons.

                  (y) "Purchase Price" with respect to each Brink's Right shall mean $60.00, as such amount may from time to time be adjusted as provided herein, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

                  (z) "Record Date" shall have the meaning set forth in the first introductory paragraph of this Rights Agreement.

                  (aa) "Redemption Date" shall mean the time when the Rights are ordered to be redeemed by the Board of Directors of the Company as provided in
Section 24(a) of this Rights Agreement.

                  (bb) "Redemption Price" shall mean the price required to be paid upon the redemption of the Rights as provided in Section 24 of this Rights Agreement.

                  (cc) "Registered Common Shares" shall mean Common Shares which are, as of the date of consummation of a Business Combination, and have been continuously registered under Section 12 of the Exchange Act during the preceding 12 months.

                  (dd) "Right Certificates" shall have the meaning set forth in
Section 3(a) of this Rights Agreement.

                  (ee) "Rights" shall have the meaning set forth in the third introductory paragraph of this Rights Agreement.

                  (ff) "Securities Act" shall mean the Securities Act of 1933, as in effect on the date in question, unless otherwise specifically provided in this Rights Agreement.

                  (gg) "Series A Preferred Shares" shall mean the Series A Participating Cumulative Preferred Stock, par value $10 per share, of the Company which the Board of Directors of the Company has heretofore established.

                  (hh) "Share Acquisition Date" shall mean the first date of public disclosure by the Company or an Acquiring Person that an Acquiring Person has become an Acquiring Person.

                  (ii) "Subsidiary" shall mean a Person, a majority of the total outstanding Voting Rights of which is owned, directly or indirectly, by another Person or by such other Person and one or more other Subsidiaries of such other Person.

                  (jj) "Surviving Person" shall mean (1) the Person which is the continuing or surviving Person in a consolidation or merger specified in clause
(i) or (ii) of Section 13(a) of this Rights Agreement or (2) the Person to which the Major Part of the assets of the Company and its Subsidiaries are sold, leased, exchanged or otherwise transferred or disposed of in a transaction specified in clause (iii) of Section 13(a) of this Rights Agreement; provided, however, that if the Major Part of the assets of the Company and its Subsidiaries are sold, leased, exchanged or otherwise transferred or disposed of in one or more related transactions specified in clause (iii) of Section 13(a) of this Rights Agreement to more than one Person, the "Surviving Person" in such case shall mean the Person that acquired assets of the Company and/or its Subsidiaries with the greatest fair market value in such transaction or transactions.

                  (kk) "Trading Day" shall mean a day on which the principal national securities exchange (or principal recognized foreign stock exchange, as the case may be) on which any shares or Rights, as the case may be, are listed or admitted to trading is open for the transaction of business or, if the shares or Rights in question are not listed or admitted to trading on any national securities exchange (or recognized foreign stock exchange, as the case may be), a Business Day.

                  (ll) "Triggering Event" shall have the meaning set forth in clause (ii) of Section 11(e) of this Rights Agreement.

                  (mm) "Voting Rights" when used with reference to the capital stock of, or units of equity interests in, any Person shall mean the right under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation).

                  Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable (the term "Rights Agent" being used herein to refer, collectively, to the Rights Agent together with any such co-Rights Agents), upon ten (10) days prior written notice to the Rights Agent. Failure to give the notice provided for in this Section 2, however, or any defect therein shall not affect the legality or validity of the appointment of any one or more co-Rights Agents. In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine, however, the Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.

                  Section 3. Issue of Right Certificates. (a) Until the earlier of (i) such time that a Person has become an Acquiring Person or (ii) on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of more than 15% of the total Voting Rights of all the outstanding Common Shares (including any such date which is after the date of this Rights Agreement and prior to the issuance of the Rights) (the Close of Business on the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced by the certificates for Brink's Stock registered in the names of the holders thereof (which certificates for Brink's Stock shall also be deemed to be certificates for the Rights) and not by separate certificates, and (y) the Rights, including the right to receive certificates as herein provided, will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, insured, postage prepaid mail, to each record holder of Brink's Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more right certificates in substantially the form of Exhibit A hereto (the "Right Certificates"), evidencing one Right for each share of Brink's Stock so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

                  (b) Until the earliest of the Distribution Date, the Redemption Date or the Expiration Date, the surrender for transfer of any of the certificates for the Common Shares in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

                  (c) Rights shall be issued in respect of all Common Shares which are issued after the Effective Date but prior to the earliest of the Distribution Date, the Redemption Date or the Expiration Date. Certificates representing Common Shares shall also be deemed to be certificates for the Rights, and shall bear the following legend:

                  This certificate also evidences and entitles the holder hereof to certain Rights as set forth in an Amended and Restated Rights Agreement dated as of January 14, 2000 (the "Rights Agreement"), between The Pittston Company and BankBoston, N.A., as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of The Pittston Company. The term "Rights Agreement" as used herein includes each amendment thereto or supplement thereof made from time to time, the terms of each of which are incorporated herein by reference and a copy of each of which is on file as hereinabove stated. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Pittston Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under no circumstances shall Rights evidenced by this certificate be transferred to any Person who is or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and any such purported transfer shall be, and shall render such Rights, null and void.

                  Until the Distribution Date the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

                  Section 4. Forms of Right Certificates. The Right Certificates (and the forms of assignment and the forms of election to purchase to be printed on the reverse thereof) shall be in substantially the forms set forth as Exhibit A hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Rights Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Sections 11 and 23 hereof, the Right Certificates, whenever issued, shall be dated as of the Record Date, and on their face shall entitle the holders thereof to purchase such number of Preferred Shares as shall be set forth therein for the Purchase Price set forth therein.

                  Section 5. Execution, Countersignature and Registration. (a) The Right Certificates shall be executed on behalf of the Company by the Chairman of the Board, the President or any Vice President of the Company, either manually or by facsimile signature, and have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificate shall be manually countersigned by the Rights Agent and shall not be valid or obligatory for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates may nevertheless be countersigned by the Rights Agent, and issued and delivered by the Company, with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer of the Company.

                  (b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its office in New York, New York, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.

                  Section 6. Transfer, Split-up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. (a) Subject to the provisions of Section 7(e) and Section 15 hereof, at any time after the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Expiration Date, any Right Certificate or Certificates may be transferred, split-up, combined or exchanged for another Right Certificate or Certificates, entitling the registered holder to purchase a like number of Preferred Shares as the Right Certificate or Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split-up, combine or exchange any Right Certificate shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Certificates to be transferred, split-up, combined or exchanged at the principal office of the Rights Agent. Thereupon the Rights Agent shall, subject to Section 7(e) and Section 15 hereof, countersign and deliver to the Person entitled thereto a Right Certificate or Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Right Certificates.

                  (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a valid Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company's request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancelation of the Right Certificate if mutilated, the Company will make a new Right Certificate of like tenor and deliver such new Right Certificate to the Rights Agents for delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

                  Section 7. Exercise of Rights; Expiration Date of Rights; Restriction on Transfer of Rights. (a) Each Right shall entitle the registered holder thereof, upon the exercise thereof as provided herein, to purchase, for the Purchase Price, at any time after the earlier of the Distribution Date or the occurrence of a Triggering Event and at or prior to the earlier of (i) the Close of Business on September 25, 2007 (the Close of Business on such date being herein referred to as the "Expiration Date") or (ii) the Redemption Date, one one-thousandth (1/1000th) of a Preferred Share, subject to adjustment from time to time as provided in Sections 11 and 13 of this Rights Agreement.

                  (b) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent in New York, New York, together with payment of the Purchase Price for such one one-thousandth (1/1000th) of a Preferred Share as to which the Rights are exercised, at or prior to the earlier of (i) the Expiration Date or (ii) the Redemption Date.

                  (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the Preferred Shares to be purchased together with an amount equal to any applicable transfer tax, in lawful money of the United States of America, in cash or by certified check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) requisition from any transfer agent of the Preferred Shares (or make available, if the Rights Agent is the transfer agent) certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 15 hereof, (iii) promptly after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, and (iv) when appropriate, after receipt promptly deliver such cash to or upon the order of the registered holder of such Right Certificate.

                  (d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 15 hereof.

                  (e) Notwithstanding anything in this Agreement to the contrary, Rights, including Rights evidenced by certificates for Common Shares, shall not at any time be transferable to an Acquiring Person or any Affiliate or Associate of an Acquiring Person or to any Person who subsequently becomes an Acquiring Person or Affiliate or Associate of an Acquiring Person, although at the time of the purported transfer such Person was not an Acquiring Person or an Affiliate or Associate thereof. Any attempt to transfer Rights to any such Person shall be null and void as of the date of the purported transfer. Any Right which has been the subject of any such purported transfer shall be null and void, and thereafter may not be exercised by any Person (including any subsequent transferee) for Preferred Shares or capital stock of the Company pursuant to any provision hereof. The Company may require (or cause the Rights Agent or any transfer agent of the Company to require) any Person who submits a Right Certificate (or a certificate representing Common Shares which evidences, or but for the provisions of this Section 7(e) would evidence, Rights) for transfer on the registry books or to exercise the Rights represented thereby to establish to the reasonable satisfaction of the Company that such Rights have not been the subject of any purported transfer in violation of the provision of this Section 7(e). The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) are complied with, but shall have no liability to any holder of Right Certificates or any other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates or Associates hereunder.

                  (f) Notwithstanding anything in this Rights Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of any Right Certificates upon the occurrence of any purported exercise as set forth in this
Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

                  Section 8. Cancelation and Destruction of Right Certificates. All Right Certificates surrendered for the purposes of exercise, transfer, split-up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancelation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Rights Agreement. The Company shall deliver to the Rights Agent for cancelation and retirement, and the Rights Agent shall so cancel and retire, any Right Certificate purchased or acquired by the Company. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

                  Section 9. Reservation and Availability of Preferred Shares.
(a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares, free from preemptive rights or any right of first refusal, a number of Preferred Shares sufficient to permit the exercise in full of all outstanding Rights.

                  (b) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and non-assessable shares.

                  (c) So long as the Preferred Shares issuable upon the exercise of Rights are to be listed on any national securities exchange, the Company covenants and agrees to use its best efforts to cause, from and after such time as the Rights become exercisable, all Preferred Shares reserved for such issuance to be listed on such exchange upon official notice of issuance upon such exercise.

                  (d) The Company further covenants and agrees that it will pay when due and payable any and all Federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of Right Certificates or of any Preferred Shares upon the exercise of the Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or in respect of the issuance or delivery of certificates for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or deliver any certificates for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

                  (e) In the event that there shall not be sufficient authorized but unissued Preferred Shares to permit the exercise or exchange of Rights in accordance with Section 11, the Company covenants and agrees that it will take all such action as may be necessary to authorize additional Preferred Shares for issuance upon the exercise or exchange of Rights pursuant to Section 11; provided, however, that if the Company is unable to cause the authorization of additional Preferred Shares, then the Company shall, or in lieu of seeking any such authorization, the Company may, to the extent necessary and permitted by applicable law and any agreements or instruments in effect prior to the Distribution Date to which it is a party, (i) upon surrender of a Right, pay cash equal to the Purchase Price in lieu of issuing Preferred Shares and requiring payment therefor, (ii) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, issue equity securities having a value equal to the value of the Preferred Shares which otherwise would have been issuable pursuant to Section 11, which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company or (iii) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, distribute a combination of Preferred Shares, cash and/or other equity and/or debt securities having an aggregate value equal to the value of the Preferred Shares which otherwise would have been issuable pursuant to Section 11, which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company. To the extent that any legal or contractual restrictions (pursuant to agreements or instruments in effect prior to the Distribution Date to which it is party) prevent the Company from paying the full amount payable in accordance with the foregoing sentence, the Company shall pay to holders of the Rights as to which such payments are being made all amounts which are not then restricted on a pro rata basis as such payments become permissible under such legal or contractual restrictions until such payments have been paid in full.

                  Section 10. Preferred Shares Record Date. Each Person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open.

                  Section 11. Adjustment of Number and Kind of Shares and the Purchase Price. The number and kind of shares subject to purchase upon the exercise of each Right and the Purchase Price are subject to adjustment from time to time as provided in this Section 11.

                  (a) In the event at any time after the date of this Rights Agreement the Company shall (i) declare a dividend, or make a distribution, on any class of its Common Shares payable in Common Shares, (ii) subdivide (by stock split or otherwise) or split any class of its outstanding Common Shares into a larger number of Common Shares or (iii) combine (by reverse stock split or otherwise) or consolidate any class of its outstanding Common Shares into a smaller number of Common Shares, then, in each such event, (1) the number of Preferred Shares issuable upon exercise of each Right at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination, shall be adjusted so that the number of Preferred Shares thereafter issuable upon exercise of such Right shall equal the result obtained by multiplying the number of Preferred Shares issuable upon exercise of each Right at such time by a fraction, the numerator of which shall be the total number of Rights outstanding immediately prior to such time and the denominator of which shall be the total number of Rights outstanding immediately following such time, and (2) the Purchase Price in effect at such time shall be adjusted so that the Purchase Price thereafter shall equal the result obtained by multiplying the Purchase Price in effect immediately prior to such time by the fraction referred to in the preceding clause (1).

                  (b) In the event at any time after the date of this Rights Agreement the Company shall (i) declare a dividend, or make a distribution, on any series of its outstanding Preferred Shares payable in Preferred Shares, (ii) subdivide (by stock split or otherwise) or split any series of its outstanding Preferred Shares into a larger number of Preferred Shares, (iii) combine (by a reverse stock split or otherwise) or consolidate any series of its outstanding Preferred Shares into a smaller number of Preferred Shares or (iv) issue any shares of its capital stock in a reclassification or change of any series of its outstanding Preferred Shares (including any such reclassification or change in connection with a merger in which the Company is the continuing or surviving corporation), then in each such event, the number and kind of shares of capital stock issuable upon the exercise of each Right at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any Right exercised after such time shall be entitled to receive, for the Purchase Price, the aggregate number and kind of shares of capital stock which such holder would have owned and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification if such holder had exercised such Right immediately prior to such time.

                  (c) If at any time after the date of this Rights Agreement the Company shall fix a record date for the issuance of rights, options or warrants to all holders of any class of Common Shares or of any class or series of Equivalent Shares entitling such holders (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares or Equivalent Shares (or securities convertible into Common Shares or Equivalent Shares) at a price per share (or having a conversion price per share, if a security convertible into Common Shares or Equivalent Shares) less than the Market Value of such Common Shares or Equivalent Shares on such record date, then, in each such case, each Right outstanding immediately prior to such record date shall thereafter evidence the right to purchase, for the Purchase Price, that number of one one-thousandths (1/1000ths) of a Preferred Share obtained by multiplying the number of one one-thousandths (1/1000ths) of a Preferred Share issuable upon exercise of a Right immediately prior to such record date by a fraction, the numerator of which shall be the number of Common Shares and Equivalent Shares (if any) outstanding on such record date plus the number of additional Common Shares or Equivalent Shares, as the case may be, to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the total number of Common Shares and Equivalent Shares (if any) outstanding on such record date plus the number of Common Shares or Equivalent Shares, as the case may be, which the aggregate offering price of the total number of Common Shares or Equivalent Shares, as the case may be, so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Market Value. In case such subscription price may be paid in a consideration, part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent. Common Shares and Equivalent Shares owned by or held for the account of the Company or any Subsidiary of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options or warrants are not so issued, each Right shall be adjusted to evidence the right to receive that number of one one-thousandths (1/1000ths) of a Preferred Share which such Right would have entitled the holder to receive, for the Purchase Price, if such record date had not been fixed.

                  (d) If at any time after the date of this Rights Agreement the Company shall fix a record date for the making of a distribution to all holders of any class of Common Shares or of any class or series of Equivalent Shares (including any such distribution made in connection with a merger in which the Company is the continuing or surviving corporation or in connection with a statutory share exchange with the Company after which the Company is not a Subsidiary of any Acquiring Person or any Associate or Affiliate of any Acquiring Person) of cash (other than a regular periodic cash dividend at a rate not in excess of 125% of the rate of the last regular cash dividend theretofore paid on the class of Common Shares, evidences of indebtedness, assets, securities (other than Common Shares or Preferred Shares) or subscription rights, options or warrants (excluding those referred to in Section 11(c)), then, in each such case, each Right outstanding immediately prior to such record date shall thereafter evidence the right to purchase, for the Purchase Price, that number of one one-thousandths (1/1000ths) of a Preferred Share obtained by multiplying the number of one one-thousandths (1/1000ths) of a Preferred Share issuable upon exercise of such Right immediately prior to such record date by a fraction, the numerator of which shall be the Market Value of such Common Shares or Equivalent Shares on the record date and the denominator of which shall be the Market Value of such Common Shares or Equivalent Shares on such record date less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the cash, evidences of indebtedness, assets or securities so to be distributed or of such subscription rights, options or warrants applicable to one Common Share or Equivalent Share, as the case may be. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, each Right shall be adjusted to evidence the right to receive that number of one one-thousandths (1/1000ths) of a Preferred Share which such Right would have entitled the holder to receive, for the Purchase Price, if such record date had not been fixed.

                  (e) (i) If any Acquiring Person or any Affiliate or Associate of any Acquiring Person, at any time after the date of this Rights Agreement, directly or indirectly, shall merge into the Company or otherwise combine with the Company and the Company shall be the continuing or surviving corporation of such merger or combination and all the Common Shares shall remain outstanding and unchanged, or shall effect a statutory share exchange with the Company after which the Company is not a Subsidiary of any Acquiring Person or any Affiliate or Associate of any Acquiring Person (such merger, share exchange or combination being herein referred to as an "Affiliate Merger") then, in each such case, proper provision shall be made so that each holder of a Right, except as provided in Section 7(e) hereof and below, shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Common Shares as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of one one-thousandths (1/1000ths) of a Preferred Share for which such Right is then exercisable and the denominator of which is 50% of the Market Value of the Common Shares on the date of the occurrence of such merger or combination. The Company shall not consummate any Affiliate Merger unless upon such consummation it shall have sufficient authorized Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this
Section 11(e)(i) and unless prior thereto a registration statement under the Securities Act on an appropriate form, with respect to the Common Shares purchasable upon exercise of the Rights, shall be effective under the Securities Act. The Company covenants and agrees to use its best efforts to:

                  (A) cause a registration statement under the Securities Act on an appropriate form with respect to the Common Shares purchasable upon exercise of the Rights, to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date;

                  (B) qualify or register the Common Shares purchasable upon exercise of the Rights under the blue sky laws of such jurisdictions as may be necessary or appropriate; and

                  (C) list the Common Shares purchasable upon the exercise of the Rights on each national securities exchange on which the Common Shares were listed prior to the consummation of such Affiliate Merger.

                  (ii) Upon a Person becoming an Acquiring Person (such event being herein referred to as a "Triggering Event"), proper provision shall be made so that each holder of a Right, except as provided in Section 7(e), shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of thousandths (1/1,000s) of a Preferred Share as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of thousandths (1/1,000s) of a Preferred Share for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Common Shares on the date on which a Person becomes an Acquiring Person. As soon as practicable after a Person becomes an Acquiring Person (provided the Company shall not have elected to make the exchange permitted by Section 11(e)(iii)(A) for all outstanding Rights), the Company covenants and agrees to use its best efforts to:

                  (1) prepare and file a registration statement under the Securities Act, on an appropriate form, with respect to the Preferred Shares purchasable upon exercise of the Rights;

                  (2) cause such registration statement to become effective as soon as practicable after such filing;

                  (3) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date; and

                  (4) qualify or register the Preferred Shares purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be necessary or appropriate.

                  The Company may temporarily suspend, for a period of time not to exceed 90 calendar days after the date set forth in the immediately preceding sentence, the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect.

                  (iii)(A) The Board of Directors of the Company may, at its option, at any time after a Person becomes an Acquiring Person, mandatorily exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) for consideration per Right consisting of either (x) one-half of the securities that would be issuable at such time upon the exercise of one Right in accordance with Section 11(a), 11(b), 11(c), 11(e)(ii) or, if applicable, Section 9(e)(ii) or (iii) or, (y) if applicable, the cash consideration specified in Section 9(e)(i) (the consideration issuable per Right pursuant to this Section 11(e)(iii)(A) being the "Exchange Consideration"). The Board of Directors of the Company may, at its option, issue, in substitution for Preferred Shares, Common Shares in an amount per Preferred Share equal to the Brink's Formula Number (each as defined in the Company's Restated Articles of Incorporation) if there are sufficient authorized but unissued Common Shares. If the Board of Directors of the Company elects to exchange all or part of the Rights for the Exchange Consideration pursuant to this Section 11(e)(iii)(A) prior to the physical distribution of the Right Certificates, the Corporation may distribute the Exchange Consideration in lieu of distributing Right Certificates, in which case for purposes of this Rights Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution.

                  (B) Any action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to Section 11(e)(iii)(A) shall be irrevocable and, immediately upon the taking of such action and without any further action and without any notice, the right to exercise any such Right pursuant to Section 11(e)(ii) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder or, if the Exchange Consideration shall not have been paid or issued, to exercise any such Right pursuant to Section 13. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Rights for the Exchange Consideration will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) held by each holder of Rights.

                  (iv) If an event occurs which would require an adjustment under both subparagraph (e)(i) or (e)(ii) of this Section 11 and paragraph (a),
(b), (c) or (d) of this Section 11, the adjustment provided for in paragraph
(a), (b), (c) or (d) of this Section 11 shall be in addition to, and shall be made prior to, any adjustment required pursuant to subparagraph (e)(i) or
(e)(ii) of this Section 11; provided, however, that if a single event occurs that represents both an Affiliate Merger or Triggering Event and a Business Combination, the Rights exercisable upon such event shall be exercisable only in a manner set forth in Section 13(a) of this Rights Agreement and no adjustment shall be made pursuant to any paragraph of this Section 11.

                  (f) All calculations under this Section 11 shall be made to the nearest hundred-thousandth of a share.

                  (g) If as a result of an adjustment made pursuant to Section 11(b) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of any class of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in paragraphs (a) through (e), inclusive, of this Section 11 and the provisions of Sections 7, 9, 10 and 13 hereof with respect to the Preferred Shares shall apply on like terms to any such other shares.

                  (h) All Rights originally issued by the Company subsequent to any adjustment made to the amount of Preferred Shares or other capital stock relating to a Right shall evidence the right to purchase, for the Purchase Price, the adjusted number and kind of shares of capital stock purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

                  (i) Irrespective of any adjustment or change in the Purchase Price or the number of Preferred Shares or number or kind of other shares of capital stock issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the terms which were expressed in the initial Right Certificates issued hereunder.

                  (j) In any case in which this Section 11 shall require that an adjustment be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date the Preferred Shares and/or other shares of capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and/or other shares of capital stock or securities of the Company, if any, issuable before giving effect to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                  (k) After the occurrence of an Affiliate Merger, the number of Common Shares thereafter receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Sections 7, 9, 10, 11 and 13 hereof.

                  Section 12. Certificate of Adjustment. Whenever an adjustment is made as provided in Section 11 or Section 13 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 26 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

                  Section 13. Consolidation, Merger, Share Exchange or Sale or Transfer of Major Part of Assets. (a) In the event that, following the Distribution Date, directly or indirectly, any transactions specified in the following clauses (i), (ii) or (iii) hereof (each such transaction being herein referred to as a "Business Combination") shall be consummated:

                  (i) the Company shall consolidate with, or merge with and into, any other Person;

                  (ii) any Person shall merge with and into the Company and in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for capital stock or other securities of any other Person or cash or any other property or the Company shall enter into a statutory share exchange with any Person after which the Company is a Subsidiary of such Person or any Affiliate or Associate of such Person; or

                  (iii) the Company shall sell, lease, exchange or otherwise transfer or dispose of (or one or more of its Subsidiaries shall sell, lease, exchange or otherwise transfer or dispose of), in one or more transactions, the Major Part of the assets of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons, then, in each such case, proper provision shall be made so that each holder of a valid Right shall thereafter have the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, the securities specified below:

                  (A) If the Principal Party in such Business Combination has Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof at the Purchase Price in accordance with the terms of this Rights Agreement, such number of Registered Common Shares of such Principal Party, free and clear of all liens, encumbrances or other adverse claims, as shall be equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which shall be the number of one one-thousandths (1/1000ths) of a Preferred Share for which a Right was exercisable immediately prior to consummation of such Business Combination and the denominator of which shall be 50% of the Market Value of each Registered Common Share of such Principal Party on the date of such Business Combination.

                  (B) If the Principal Party in such Business Combination does not have Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof at the Purchase Price in accordance with the terms of this Rights Agreement, at the election of the holder of such Right at the time of the exercise thereof:

                           (1) such number of Common Shares of the Surviving
                  Person in such Business Combination as shall be equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which shall be the number of one one-thousandths (1/1000ths) of a Preferred Share for which a Right was exercisable immediately prior to the consummation of such Business Combination and the denominator of which shall be 50% of the Book Value of each Common Share of such Surviving Person immediately after giving effect to such Business Combination; or

                           (2) such number of Common Shares of the Principal
                  Party in such Business Combination (if the Principal Party is not also the Surviving Person in such Business Combination) as shall be equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which shall be the number of one one-thousandths (1/1000ths) of a Preferred Share for which a Right was exercisable immediately prior to the consummation of such Business Combination and the denominator of which shall be 50% of the Book Value of each Common Share of the Principal Party immediately after giving effect to such Business Combination; or

                           (3) if the Principal Party in such Business
                  Combination is an Affiliate of one or more Persons which has Registered Common Shares outstanding, such number of Registered Common Shares of whichever of such Affiliates of the Principal Party has Registered Common Shares with the greatest aggregate Market Value on the date of consummation of such Business Combination as shall be equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which shall be the number of one one-thousandths (1/1000ths) of a Preferred Share for which a Right was exercisable immediately prior to the consummation of such Business Combination and the denominator of which shall be 50% of the Market Value of each Registered Common Share of such Affiliate on the date of such Business Combination.

All Common Shares of any Person for which any Right may be exercised after consummation of a Business Combination as provided in this Section 13(a) shall, when issued upon exercise thereof in accordance with this Rights Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof.

                  (b) After consummation of any Business Combination (i) each issuer of Common Shares for which Rights may be exercised as set forth in paragraph (a) of this Section 13 shall be liable for, and shall assume, by virtue of such Business

Combination, all the obligations and duties of the Company pursuant to this Rights Agreement, (ii) the term "Company" shall thereafter be deemed to refer to such issuer, (iii) each such issuer shall take such steps in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights, and (iv) the number of Common Shares of each such issuer thereafter receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Sections 7, 9, 10, 11 and 13 hereof.

                  (c) The Company shall not consummate any Business Combination unless each issuer of Common Shares for which Rights may be exercised, as set forth in paragraph (a) of this Section 13, shall have sufficient authorized Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto:

                  (i) a registration statement under the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, shall be effective under the Securities Act; and

                  (ii) the Company and each such issuer shall have:

                           (A) executed and delivered to the Rights Agent a
                  supplemental agreement providing for the obligation of such issuer to issue Common Shares upon the exercise of Rights in accordance with the terms set forth in paragraphs (a) and (b) of this Section 13 and further providing that such issuer, at its own expense, will:

                                    (I) use its best efforts to cause a
                           registration statement under the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date;

                                    (II) use its best efforts to qualify or
                           register the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be necessary or appropriate; and

                                    (III) use its best efforts to list the
                           Rights and the Common Shares purchasable upon exercise of the Rights on each national securities exchange on which the Common Shares were listed prior to the consummation of the Business Combination or, if the Common Shares were not listed on a national securities exchange prior to the consummation of the Business Combination, on a national securities exchange;

                           (B) furnished to the Rights Agent an opinion of
                  independent counsel stating that such supplemental agreement is a valid, binding and enforceable agreement of such issuer; and

                           (C) filed with the Rights Agent a certificate of a
                  nationally recognized firm of independent accountants setting forth the number of Common Shares of such issuer which may be purchased upon the exercise of each Right after the consummation of such Business Combination.

                  (d) In the event a Business Combination shall be consummated at any time after the occurrence of an Affiliate Merger or a Triggering Event, the Rights that have not been exercised prior to such time shall thereafter become exercisable in the manner set forth in paragraph (a) of this Section 13.

                  Section 14. Additional Covenants. (a) Notwithstanding any other provision of this Rights Agreement, no adjustment to the number of Preferred Shares (or fractions of a share) or other shares of capital stock for which a Right is exercisable or the number of Rights outstanding or associated with each Common Share or any similar or other adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including, without limitation, the benefits under Section 11 and Section 13 hereof, unless the terms of this Rights Agreement are amended so as to preserve such benefits.

                  (b) The Company covenants and agrees that it shall not effect any Business Combination or Affiliate Merger if at the time of, or immediately after such Business Combination or Affiliate Merger, there are any rights, options, warrants or other instruments of any Person which is a party to such Business Combination or Affiliate Merger outstanding which would eliminate or diminish the benefits intended to be afforded by the Rights.

                  (c) In the event the nature of the organization of any Person shall preclude or limit the acquisition of Common Shares of such Person upon exercise of the Rights as required by Section 13(a) hereof as a result of a Business Combination, it shall be a condition to such Business Combination that such Person shall take such steps (including, but not limited to, a reorganization) as may be necessary to assure that the benefits intended to be derived under Section 13 hereof upon the exercise of the Rights are assured to the holders thereof.

                  Section 15. Fractional Rights and Fractional Shares. (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 15(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to Rights listed or admitted to trading on a national securities exchange or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

                  (b) The Company may, but shall not be required to, issue fractions of shares upon exercise of the Rights or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Company may elect to (i) utilize a depositary arrangement as provided by the terms of the Preferred Shares or (ii) in the case of a fraction of a share other than one one-thousandth (1/1000th) of a share or any integral multiple thereof, pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share, if any are outstanding and publicly traded (or the current market value of one Common Share in the event that the Preferred Shares are not outstanding and publicly traded). For purposes of this
Section 15(b), the current market value of a Preferred Share (or Common Share) shall be the closing price of a Preferred Share (or Common Share) (as determined pursuant to the second sentence of Section 1(u) of this Rights Agreement) for the Trading Day immediately prior to the date of such exercise.

                  (c) The holder of a Right by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right.

                  Section 16. Rights of Action. (a) All rights of action in respect of this Rights Agreement are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Rights Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Rights Agreement and shall be entitled to specific performance of the obligations of any Person under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Rights Agreement.

                  (b) Any holder of Rights who prevails in an action to enforce the provisions of this Rights Agreement shall be entitled to recover the reasonable costs and expenses, including attorneys' fees, incurred in such action.

                  Section 17. Transfer and Ownership of Rights and Right Certificates. (a) Prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares.

                  (b) After the Distribution Date, the Right Certificates will be transferable, subject to Section 7(e) hereof, only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer.

                  (c) The Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated certificate for Common Shares made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

                  Section 18. Right Certificate Holder Not Deemed a Shareholder. No holder, as such, of any Right Certificate shall be entitled to vote or receive dividends or be deemed, for any purpose, the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a shareholder of the Company, including, without limitation, any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25 hereof), or to receive dividends or other distributions or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

                  Section 19. Concerning the Rights Agent. (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Rights Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly.

                  (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Rights Agreement in reliance upon any Right Certificate or certificate for Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

                  Section 20. Merger or Consolidation or Change of Rights Agent.
(a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 22 hereof. In case, at the time such successor Rights Agent shall succeed to the agency created by this Rights Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

                  (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

                  Section 21. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Rights Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

                  (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

                  (b) Whenever in the performance of its duties under this Rights Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President, the Chief Financial Officer, a Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Rights Agreement in reliance upon such certificate.

                  (c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

                  (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Agreement or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

                  (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Rights Agreement or in any Right Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or 13 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares or Common Shares to be issued pursuant to this Rights Agreement or any Right Certificate or as to whether any Preferred Shares or Common Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.

                  (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Rights Agreement.

                  (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the President, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

                  (h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Rights Agreement.

Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

                  (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct provided reasonable care was exercised in the selection and continued employment thereof.

                  (j) ANYTHING IN THIS AGREEMENT TO THE CONTRARY
NOTWITHSTANDING, IN NO EVENT SHALL THE RIGHTS AGENT BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF THE RIGHTS AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

                  Section 22. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, having an office in the State of New York, which is authorized under the laws of the State of New York and the rules of the New York Stock Exchange to exercise stock transfer or corporate trust powers and is subject to supervision or examination by Federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and the Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this
Section 22, however, or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

                  Section 23. Issuance of New Right Certificates. Notwithstanding any of the provisions of this Rights Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Rights Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earlier of the Redemption Date or the Expiration Date, the Company (a) shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued, and (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

                  Section 24. Redemption and Termination. (a) The Board of Directors of the Company may, at its option, at any time prior to the earliest of (i) such time as a Person becomes an Acquiring Person or (ii) the Expiration Date, order the redemption of all, but not less than all, the then outstanding Rights at a Redemption Price of $.01 per Right (which may, in the discretion of the Board of Directors of the Company, in lieu of cash be paid with securities deemed by the Board of Directors, in the exercise of its sole discretion, to be equivalent in value thereto); provided, however, that immediately upon and after the date that an Acquiring Person becomes an Acquiring Person, the Rights may be redeemed only if the Board of Directors of the Company, with the concurrence of a majority of the Disinterested Directors then in office, determines that such redemption is, in their judgment, in the best interests of the Company and its shareholders.

                  (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Within ten calendar days after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder of Rights receives such notice. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights.

                  Section 25. Notice of Certain Events. (a) In case the Company shall propose (i) to take any action of the type described in paragraph (a),
(b), (c) or (d) of Section 11 hereof that would require an adjustment thereunder, (ii) to effect any Business Combination or (iii) to effect the liquidation, dissolution or winding up of the Company, then, in such case, the Company shall give to each holder of a Right Certificate, in accordance with
Section 26 hereof, a notice of such proposed action, which shall specify any record date for the purposes of determining any participation therein by the holders of the Preferred Shares, or the date on which such action is to take place and the date of any participation therein by the holders of the Preferred Shares, if any such date is to be fixed, and such notice shall be so given at least 20 days prior to any such record date, the taking of such action or the date of participation therein by the holders of the Preferred Shares, whichever shall be the earliest.

                  (b) In case an Affiliate Merger or Triggering Event shall occur, then, in any such case, the Company shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with
Section 26 hereof, a notice of the occurrence of such Affiliate Merger or Triggering Event, which shall specify the Affiliate Merger and the Triggering Event and the consequences of such Affiliate Merger or Triggering Event to holders of Rights under Section 11(e) hereof.

                  Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                  The Pittston Company
                  P.O. Box 4229
                  1000 Virginia Center Parkway
                  Glen Allen, VA 23058-4229

                  Attention:  Secretary

Subject to the provisions of Section 22 hereof, any notice or demand authorized by this Rights Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                  BankBoston, N.A.
                  c/o Equiserve Limited Partnership
                  150 Royall Street
                  Canton, MA 02021

                  Attention:  Client Administrations

Notices or demands authorized by this Rights Agreement to be given or made by the Company or the Rights Agent to any holder of a Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares.

                  Section 27. Supplements and Amendments. At any time prior to the Distribution Date and subject to the last sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur) without the approval of any holder of the Rights. From and after the Distribution Date and subject to applicable law, the Company and the Rights Agent shall, if the Company so directs, amend this Rights Agreement without the approval of any holders of Right Certificates (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement, or (ii) to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that a proposed supplement or amendment to this Rights Agreement is in compliance with the provisions of this
Section 27, the Rights Agent
shall execute such supplement or amendment. Notwithstanding anything contained in this Rights Agreement to the contrary, (1) at any time when there shall be an Acquiring Person, this Rights Agreement may be supplemented or amended only if the Board of Directors of the Company, with the concurrence of a majority of the Disinterested Directors then in office, determines that such supplement or amendment is in their judgment in the best interests of the Company and its shareholders and (2) no supplement or amendment to this Rights Agreement shall be made which reduces the Redemption Price or provides for an earlier Expiration Date.

                  Section 28. Successors. All the covenants and provisions of this Rights Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

                  Section 29. Benefits of this Rights Agreement; Determinations and Actions by the Board of Directors, etc. (a) Nothing in this Rights Agreement shall be construed to give to any persons or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

                  (b) The Board of Directors of the Company (with, where specifically provided for herein, the concurrence of a majority of the Disinterested Directors then in office) shall have the exclusive power and authority to administer this Rights Agreement and to exercise all rights and power specifically granted to the Board of Directors of the Company (with, where specifically provided for herein, the concurrence of a majority of the Disinterested Directors then in office) or to the Company, or as may be necessary or advisable in the administration of this Rights Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Rights Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Agreement (including, without limitation, a determination to redeem or not redeem the Rights or to amend this Rights Agreement and a determination of whether a Triggering Event has occurred). All such actions, calculations, interpretations, and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company (with, where specifically provided for herein, the concurrence of a majority of the Disinterested Directors then in office) in good faith, shall
(x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors of the Company or the Disinterested Directors to any liability to the holders of the Rights.

                  Section 30. Severability. If any term, provision, covenant or restriction of this Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 31. Governing Law. This Rights Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth; provided, however, that the provisions of Sections 19, 20, 21 and 22 of this Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  Section 32. Counterparts. This Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  Section 33. Descriptive Headings. Descriptive headings of the several Sections of this Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Rights Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                               THE PITTSTON COMPANY,


                                               by


                                                 -------------------------------
                                                 Name:
                                                 Title:


Attest:

  by

    ----------------------------
    Name:
    Title:

                                              BANKBOSTON, N.A., as Rights Agent,


                                              by


                                              -------------------------------
                                              Name:
                                              Title:

Attest:


  by
    ----------------------------
    Name:
    Title: